NEWS RELEASE

NETGEAR® REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

•	Fourth quarter 2016 net revenue of $367.9 million, as compared to $360.9 million in the comparable prior year quarter, an increase of 2.0%.

•	Fourth quarter 2016 GAAP net income per diluted share of $0.65, as compared to $0.66 net income per diluted share in the comparable prior year quarter.

◦	Fourth quarter 2016 non-GAAP net income per diluted share of $0.88, as compared to $0.83 in the comparable prior year quarter.

•	2016 net revenue of $1.33 billion, as compared to $1.30 billion in 2015, an increase of 2.1%.

•	2016 GAAP net income per diluted share of $2.25, as compared to $1.44 in 2015.

◦	2016 non-GAAP net income per diluted share of $3.10, as compared to $2.23 in 2015.

•
Business outlook[1]: The Company expects first quarter 2017 net revenue to be in the range of $300 million to $315 million, with GAAP operating margin in the range of 6.3% to 7.3% and non-GAAP operating margin in the range of 9.5% to 10.5%. Additionally, the Company expects the GAAP tax rate to be approximately 37% and non-GAAP tax rate to be approximately 34%.

SAN JOSE, California - February 7, 2017 - NETGEAR, Inc. (NASDAQ: NTGR), a global networking company that delivers innovative products to consumers, businesses and service providers, today reported financial results for the fourth quarter and full year ended December 31, 2016.

Net revenue for the fourth quarter ended December 31, 2016 was $367.9 million, as compared to $360.9 million in the fourth quarter ended December 31, 2015, and $338.5 million in the third quarter ended October 2, 2016. Net income, computed in accordance with GAAP, for the fourth quarter of 2016 was $22.1 million, or $0.65 net income per diluted share. This compared to GAAP net income of $21.8 million, or $0.66 net income per diluted share, in the fourth quarter of 2015, and GAAP net income of $21.1 million, or $0.62 net income per diluted share, in the third quarter of 2016. Non-GAAP net income was $0.88 per diluted share in the fourth quarter of 2016, as compared to non-GAAP net income of $0.83 per diluted share in the fourth quarter of 2015 and $0.76 per diluted share in the third quarter of 2016.

Operating margin, computed in accordance with GAAP, for the fourth quarter of 2016 was 9.0%, as compared to 8.5% in the year ago comparable quarter, and 8.8% in the third quarter of 2016. Non-GAAP operating margin was 11.4% in the fourth quarter of 2016, as compared to 10.8% in the fourth quarter of 2015 and 11.5% in the third quarter of 2016.

Net revenue for the full year of 2016 was $1.33 billion, a 2.1% increase as compared to $1.30 billion for 2015. Net income, computed in accordance with GAAP, for the full year 2016 was $75.9 million, or $2.25 per diluted share. This compared to GAAP net income of $48.6 million, or $1.44 per diluted share, for 2015. Non-GAAP net income was $3.10 per diluted share for the full year of 2016, as compared to non-GAAP net income of $2.23 per diluted share for 2015.

Operating margin, computed in accordance with GAAP, for the full year of 2016 was 8.6%, as compared to 6.6% for 2015. Non-GAAP operating margin was 11.6% in the full year of 2016, as compared to 9.5% for 2015.

The accompanying schedules provide a reconciliation of financial measures computed on a GAAP basis to financial measures computed on a non-GAAP basis.

Patrick Lo, Chairman and Chief Executive Officer of NETGEAR, commented, "2016 was another successful year for NETGEAR, as we delivered many new and exciting products to our customers, gained share in the key markets that we serve and delivered compelling earnings growth for our shareholders. We're also pleased to announce that our Retail

Business Unit posted its highest annual revenue in Company history. We will look to build on this momentum in the year ahead."

Mr. Lo continued, "Our financial results for the fourth quarter of 2016 exceeded expectations, setting an all-time record in quarterly revenue, driven primarily by the strength of the Retail Business Unit. The Retail Business Unit had another all-time record quarter in sales, led by the Nighthawk, Arlo and Orbi product lines. The success of these product lines helped to generate an impressive 22.1% year-over-year increase in revenue for the Retail Business Unit during Q4. Meanwhile, the Commercial Business Unit, led by the strength of our switching product portfolio, grew net revenue 17.9% year-over-year during the quarter.”

Christine Gorjanc, Chief Financial Officer of NETGEAR, added, "For the full year of 2016, the Company generated $115.2 million in cash flow from operations. During the fourth quarter of 2016, we continued to be opportunistic buyers of NETGEAR equity and repurchased approximately 299,000 shares of common stock at an average price of $50.17. We continue to believe that stock repurchases are an effective way of returning capital to shareholders, and plan to be opportunistic buyers of our stock in the coming quarters.”

Business Outlook

Ms. Gorjanc continued, "Looking forward to the first quarter of 2017, we expect net revenue to be in the range of $300 million to $315 million. GAAP operating margin is expected to be in the range of 6.3% to 7.3% and non-GAAP operating margin is expected to be in the range of 9.5% to 10.5%. Our GAAP tax rate is expected to be approximately 37% and our non-GAAP tax rate is expected to be 34% for the first quarter of 2017.”

A reconciliation between the Business Outlook on a GAAP and non-GAAP basis is provided in the following table:

	Three Months Ended
	April 2, 2017
	Operating Margin Rate	Tax Rate
GAAP	6.3% - 7.3%	37%
Estimated adjustments for[1]:
Amortization of intangibles	1.5%	__
Stock-based compensation expense	1.7%	__
Tax effect of non-GAAP adjustments	__	(3)%
Non-GAAP	9.5% - 10.5%	34%

1 Business outlook does not include estimates for any currently unknown income and expense items which, by their nature, could arise late in a quarter, including: restructuring and other charges; litigation reserves, net; acquisition-related charges; and impairment charges. New material income and expense items such as these could have a significant effect on our guidance and future GAAP results.

Investor Conference Call / Webcast Details
NETGEAR will review the fourth quarter and full year results and discuss management's expectations for the first quarter of 2017 today, Tuesday, February 7, 2017 at 5 p.m. ET (2 p.m. PT). The dial-in number for the live audio call is (201) 689-8471. A live webcast of the conference call will be available on NETGEAR's website at http://investor.netgear.com. A replay of the call will be available 2 hours following the call through midnight ET (9 p.m. PT) on Tuesday, February 14, 2017 by telephone at (412) 317-6671 and via the web at http://investor.netgear.com. The account number to access the phone replay is 13653669.

About NETGEAR, Inc.
NETGEAR (NASDAQ: NTGR) is a global networking company that delivers innovative products to consumers, businesses and service providers. The Company's products are built on a variety of proven technologies such as wireless (WiFi and LTE), Ethernet and powerline, with a focus on reliability and ease-of-use. The product line consists of wired and wireless devices that enable networking, broadband access and network connectivity. These products are available in multiple configurations to address the needs of the end-users in each geographic region in which the Company's products are sold. NETGEAR products are sold in approximately 31,000 retail locations around the globe, and through approximately 28,000 value-added resellers, as well as multiple major cable, mobile and wireline service providers around the world. The company's headquarters are in San Jose, Calif., with additional offices in approximately 25 countries. More information is available at http://investor.netgear.com or by calling (408) 907-8000. Connect with NETGEAR at http://twitter.com/NETGEAR and http://www.facebook.com/NETGEAR.

© 2017 NETGEAR, Inc. NETGEAR and the NETGEAR logo are trademarks or registered trademarks of NETGEAR, Inc. and its affiliates in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders. The information contained herein is subject to change without notice. NETGEAR shall not be liable for technical or editorial errors or omissions contained herein. All rights reserved.

Contact:
NETGEAR Investor Relations
Christopher Genualdi
netgearIR@netgear.com
(408) 890-3520

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.:
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The words “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words are used to identify such forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. The forward-looking statements represent NETGEAR, Inc.’s expectations or beliefs concerning future events based on information available at the time such statements were made and include statements regarding: expected net revenue, GAAP and non-GAAP operating margins, and GAAP and non-GAAP tax rates; expectations regarding the timing, distribution, sales momentum and market acceptance of recent and anticipated new product introductions that position the Company for growth; and expectations regarding seasonal changes in the Company’s business performance. These statements are based on management's current expectations and are subject to certain risks and uncertainties, including the following: future demand for the Company's products may be lower than anticipated; consumers may choose not to adopt the Company's new product offerings or adopt competing products; product performance may be adversely affected by real world operating conditions; the Company may be unsuccessful or experience delays in manufacturing and distributing its new and existing products; telecommunications service providers may choose to slow their deployment of the Company's products or utilize competing products; the Company may be unable to collect receivables as they become due; the Company may fail to manage costs, including the cost of developing new products and manufacturing and distribution of its existing offerings; the Company may fail to successfully continue to effect operating expense savings; changes in the level of NETGEAR's cash resources and the Company's planned usage of such resources, including potential repurchases of the Company’s common stock; changes in the Company's stock price and developments in the business that could increase the Company's cash needs; fluctuations in foreign exchange rates; and the actions and financial health of the Company's customers. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company's periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Part II - Item 1A. Risk Factors,” pages 44 through 64, in the Company's quarterly report on Form 10-Q for the fiscal quarter ended October 2, 2016, filed with the Securities and Exchange Commission on November 4, 2016.  NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Information:
To supplement our unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), we disclose certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP gross margin, non-GAAP research and development, non-GAAP sales and marketing, non-GAAP general and administrative, non-GAAP total operating expenses, non-GAAP operating income, non-GAAP operating margin, non-GAAP other income (expense), net, non-GAAP net income and non-GAAP net income per diluted share. These supplemental measures exclude adjustments for amortization of intangibles, stock-based compensation expense, restructuring and other charges, losses on inventory commitments due to restructuring, litigation reserves, net, gain on litigation settlements, loss pertaining to cost method investment and the related tax effects. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of our operating performance on a period-to-period basis because such items are not, in our view, related to our ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by offering:

· the ability to make more meaningful period-to-period comparisons of our on-going operating results;
· the ability to better identify trends in our underlying business and perform related trend analyses;
· a better understanding of how management plans and measures our underlying business; and
· an easier way to compare our operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding them in the reconciliations of these non-GAAP financial measures:

Amortization of intangibles consists primarily of non-cash charges that can be impacted by, among other things, the timing and magnitude of acquisitions. We consider our operating results without these charges when evaluating our ongoing performance and forecasting our earnings trends, and therefore exclude such charges when presenting non-GAAP financial measures. We believe that the assessment of our operations excluding these costs is relevant to our assessment of internal operations and comparisons to the performance of our competitors.

Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options, restricted stock units and shares under the employee stock purchase plan granted to employees. We believe that the exclusion of these charges provides for more accurate comparisons of our operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types. In addition, we believe it is useful to investors to understand the specific impact stock-based compensation expense has on our operating results.

Other items consist of certain items that are the result of either unique or unplanned events, including, when applicable: restructuring and other charges, losses on inventory commitments due to restructuring, litigation reserves, net, gain on litigation settlements, and loss pertaining to cost method investment. It is difficult to predict the occurrence or estimate the amount or timing of these items in advance. Although these events are reflected in our GAAP financial statements, these unique transactions may limit the comparability of our on-going operations with prior and future periods. The amounts result from events that arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. Therefore, the amounts do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred.

Tax effects consist of various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income. We also believe providing financial information with and without the income tax effects relating to our non-GAAP financial measures provides our management and users of the financial statements with better clarity regarding the on-going performance of our business.

Source: NETGEAR-F

-Financial Tables Attached-

NETGEAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$240,468	$181,945
Short-term investments	125,514	96,321
Accounts receivable, net	313,839	290,642
Inventories	247,862	213,118
Prepaid expenses and other current assets	35,102	39,117
Total current assets	962,785	821,143
Property and equipment, net	19,473	22,384
Intangibles, net	37,899	48,947
Goodwill	85,463	81,721
Other non-current assets	78,836	76,374
Total assets	$1,184,456	$1,050,569

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$112,436	$90,546
Accrued employee compensation	33,096	27,868
Other accrued liabilities	170,674	166,282
Deferred revenue	35,301	29,125
Income taxes payable	5,146	1,951
Total current liabilities	356,653	315,772
Non-current income taxes payable	15,119	14,444
Other non-current liabilities	15,865	11,643
Total liabilities	387,637	341,859
Stockholders' equity:
Common stock	33	33
Additional paid-in capital	566,307	513,047
Accumulated other comprehensive income	1,938	3
Retained earnings	228,541	195,627
Total stockholders' equity	796,819	708,710
Total liabilities and stockholders' equity	$1,184,456	$1,050,569

NETGEAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and percentage data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2016	October 2, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Net revenue	$367,929	$338,458	$360,863	$1,328,298	$1,300,695
Cost of revenue	257,219	235,336	255,447	916,113	933,016
Gross profit	110,710	103,122	105,416	412,185	367,679
Gross margin	30.1%	30.5%	29.2%	31.0%	28.3%
Operating expenses:
Research and development	23,491	21,935	23,373	89,367	86,499
Sales and marketing	39,652	37,337	39,256	150,355	146,794
General and administrative	14,487	14,111	12,121	54,482	45,313
Restructuring and other charges	22	(130)	14	3,881	6,398
Litigation reserves, net	15	13	8	73	(2,682)
Total operating expenses	77,667	73,266	74,772	298,158	282,322
Income from operations	33,043	29,856	30,644	114,027	85,357
Operating margin	9.0%	8.8%	8.5%	8.6%	6.6%
Interest income	359	291	111	1,163	295
Other income (expense), net	461	116	(21)	(121)	(88)
Income before income taxes	33,863	30,263	30,734	115,069	85,564
Provision for income taxes	11,754	9,144	8,927	39,218	36,980
Net income	$22,109	$21,119	$21,807	$75,851	$48,584

Net income per share:
Basic	$0.67	$0.64	$0.68	$2.32	$1.47
Diluted	$0.65	$0.62	$0.66	$2.25	$1.44

Weighted average shares used to compute net income per share:
Basic	32,973	32,913	32,275	32,758	33,161
Diluted	33,925	33,913	33,110	33,728	33,788

NETGEAR, INC.
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(In thousands, except percentage data)
(Unaudited)

STATEMENT OF OPERATIONS DATA:

	Three Months Ended			Twelve Months Ended
	December 31, 2016	October 2, 2016	December 31, 2015	December 31, 2016	December 31, 2015

GAAP gross profit	$110,710	$103,122	$105,416	$412,185	$367,679
GAAP gross margin	30.1%	30.5%	29.2%	31.0%	28.3%
Amortization of intangibles	2,466	2,394	2,394	9,648	9,884
Stock-based compensation expense	424	426	376	1,740	1,566
Losses on inventory commitments due to restructuring	—	—	—	—	407
Non-GAAP gross profit	$113,600	$105,942	$108,186	$423,573	$379,536
Non-GAAP gross margin	30.9%	31.3%	30.0%	31.9%	29.2%

GAAP research and development	$23,491	$21,935	$23,373	$89,367	$86,499
Stock-based compensation expense	(1,004)	(1,087)	(956)	(4,075)	(3,451)
Non-GAAP research and development	$22,487	$20,848	$22,417	$85,292	$83,048

GAAP sales and marketing	$39,652	$37,337	$39,256	$150,355	$146,794
Amortization of intangibles	(1,771)	(1,771)	(1,771)	(7,085)	(7,085)
Stock-based compensation expense	(1,230)	(1,300)	(1,184)	(5,065)	(5,022)
Non-GAAP sales and marketing	$36,651	$34,266	$36,301	$138,205	$134,687

GAAP general and administrative	$14,487	$14,111	$12,121	$54,482	$45,313
Stock-based compensation expense	(1,991)	(2,057)	(1,792)	(8,069)	(6,786)
Non-GAAP general and administrative	$12,496	$12,054	$10,329	$46,413	$38,527

GAAP total operating expenses	$77,667	$73,266	$74,772	$298,158	$282,322
Amortization of intangibles	(1,771)	(1,771)	(1,771)	(7,085)	(7,085)
Stock-based compensation expense	(4,225)	(4,444)	(3,932)	(17,209)	(15,259)
Restructuring and other charges	(22)	130	(14)	(3,881)	(6,398)
Litigation reserves, net	(15)	(13)	(8)	(73)	2,682
Non-GAAP total operating expenses	$71,634	$67,168	$69,047	$269,910	$256,262

NETGEAR, INC.
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES (CONTINUED)
(In thousands, except percentage data)
(Unaudited)

STATEMENT OF OPERATIONS DATA (CONTINUED):

	Three Months Ended			Twelve Months Ended
	December 31, 2016	October 2, 2016	December 31, 2015	December 31, 2016	December 31, 2015

GAAP operating income	$33,043	$29,856	$30,644	$114,027	$85,357
GAAP operating margin	9.0%	8.8%	8.5%	8.6%	6.6%
Amortization of intangibles	4,237	4,165	4,165	16,733	16,969
Stock-based compensation expense	4,649	4,870	4,308	18,949	16,825
Restructuring and other charges	22	(130)	14	3,881	6,398
Losses on inventory commitments due to restructuring	—	—	—	—	407
Litigation reserves, net	15	13	8	73	(2,682)
Non-GAAP operating income	$41,966	$38,774	$39,139	$153,663	$123,274
Non-GAAP operating margin	11.4%	11.5%	10.8%	11.6%	9.5%

GAAP other income (expense), net	$461	$116	$(21)	$(121)	$(88)
Gain on litigation settlements	—	—	—	(5)	—
Loss pertaining to cost method investment	—	68	—	547	—
Non-GAAP other income (expense), net	$461	$184	$(21)	$421	$(88)

GAAP net income	$22,109	$21,119	$21,807	$75,851	$48,584
Amortization of intangibles	4,237	4,165	4,165	16,733	16,969
Stock-based compensation expense	4,649	4,870	4,308	18,949	16,825
Restructuring and other charges	22	(130)	14	3,881	6,398
Losses on inventory commitments due to restructuring	—	—	—	—	407
Litigation reserves, net	15	13	8	73	(2,682)
Gain on litigation settlements	—	—	—	(5)	—
Loss pertaining to cost method investment	—	68	—	547	—
Tax effect of non-GAAP adjustments	(1,163)	(4,197)	(2,800)	(11,563)	(11,051)
Non-GAAP net income	$29,869	$25,908	$27,502	$104,466	$75,450

NETGEAR, INC.
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES (CONTINUED)
(In thousands, except per share data)
(Unaudited)

STATEMENT OF OPERATIONS DATA (CONTINUED):

	Three Months Ended			Twelve Months Ended
	December 31, 2016	October 2, 2016	December 31, 2015	December 31, 2016	December 31, 2015

NET INCOME PER DILUTED SHARE:
GAAP net income per diluted share	$0.65	$0.62	$0.66	$2.25	$1.44
Amortization of intangibles	0.12	0.12	0.13	0.50	0.50
Stock-based compensation expense	0.14	0.14	0.13	0.56	0.50
Restructuring and other charges	0.00	0.00	0.00	0.12	0.19
Losses on inventory commitments due to restructuring	—	—	—	—	0.01
Litigation reserves, net	0.00	0.00	0.00	0.00	(0.08)
Gain on litigation settlements	—	—	—	0.00	—
Loss pertaining to cost method investment	—	0.00	—	0.02	—
Tax effect of non-GAAP adjustments	(0.03)	(0.12)	(0.09)	(0.35)	(0.33)
Non-GAAP net income per diluted share	$0.88	$0.76	$0.83	$3.10	$2.23

SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands, except per share data, DSO, inventory turns, weeks of channel inventory, headcount and percentage data)
(Unaudited)

	Three Months Ended
	December 31, 2016	October 2, 2016	July 3, 2016	April 3, 2016	December 31, 2015

Cash, cash equivalents and short-term investments	$365,982	$403,016	$352,672	$333,304	$278,266
Cash, cash equivalents and short-term investments per diluted share	$10.79	$11.88	$10.53	$10.02	$8.40

Accounts receivable, net	$313,839	$233,911	$230,550	$218,421	$290,642
Days sales outstanding (DSO)	77	63	67	66	77

Inventories	$247,862	$217,621	$207,841	$215,307	$213,118
Ending inventory turns	4.2	4.3	4.1	3.9	4.8

Weeks of channel inventory:
U.S. retail channel	7.2	8.9	8.8	8.8	8.4
U.S. distribution channel	6.2	4.5	5.0	5.6	5.7
EMEA distribution channel	5.3	4.5	3.8	4.4	4.6
APAC distribution channel	7.4	6.8	6.7	6.3	7.0

Deferred revenue (current and non-current)	$42,947	$31,526	$32,973	$29,732	$33,331

Headcount	945	944	928	937	963
Non-GAAP diluted shares	33,925	33,913	33,493	33,269	33,110

NET REVENUE BY GEOGRAPHY

	Three Months Ended						Twelve Months Ended
	December 31, 2016		October 2, 2016		December 31, 2015		December 31, 2016		December 31, 2015
Americas	$253,655	69%	$225,235	66%	$231,765	64%	$883,648	67%	$797,746	61%
EMEA	69,213	19%	60,034	18%	86,887	24%	245,405	18%	321,714	25%
APAC	45,061	12%	53,189	16%	42,211	12%	199,245	15%	181,235	14%
Total	$367,929	100%	$338,458	100%	$360,863	100%	$1,328,298	100%	$1,300,695	100%

NET REVENUE BY SEGMENT

	Three Months Ended						Twelve Months Ended
	December 31, 2016		October 2, 2016		December 31, 2015		December 31, 2016		December 31, 2015
Retail	$241,157	66%	$194,203	57%	$197,520	54%	$763,549	57%	$614,367	48%
Commercial	75,328	20%	73,405	22%	63,911	18%	290,836	22%	264,846	20%
Service Provider	51,444	14%	70,850	21%	99,432	28%	273,913	21%	421,482	32%
Total	$367,929	100%	$338,458	100%	$360,863	100%	$1,328,298	100%	$1,300,695	100%